Exhibit 10.8

SECOND LIEN PATENT SECURITY AGREEMENT

This Second Lien Patent Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Patent Security Agreement”) dated May 31, 2007, in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as collateral agent (together with any successor collateral agent appointed pursuant to Article 12 of the Indenture referred to below, the “Collateral Agent”) for the benefit of the Trustee (as defined below) and the Holders of the Notes (collectively, the “Secured Parties”).

WHEREAS, UHS MERGER SUB, INC., a Delaware corporation and Wells Fargo, as trustee (the “Trustee”), have entered into an Indenture dated as of May 31, 2007 (such agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Indenture”).

WHEREAS, as a requirement of the Indenture each Grantor has executed and delivered that certain Second Lien Security Agreement dated as of May 31, 2007 made by the Grantors to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”). Terms defined in the Security Agreement and not otherwise defined herein are used herein as defined in the Security Agreement.

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain Patents of the Grantors constituting Material Intellectual Property Collateral, and have agreed as a condition thereof to execute this Second Lien Patent Security Agreement for recording with the U.S. Patent and Trademark Office and any other appropriate governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

Section 1. Grant of Security. Each Grantor hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a continuing security interest in all of such Grantor’s right, title and interest in and to the following (all of the following items or types of property being herein collectively referred to as the “Patent Collateral”), whether now owned or existing or hereafter acquired or arising:

(i)            each Patent constituting Material Intellectual Property Collateral owned by the Grantor, including, without limitation, each Patent referred to in Schedule 1 hereto;

(ii)           all issuances and applications for issuance for any of the foregoing, together with all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof;

(iii)          all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto; and

(iv)          any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to any and all of the foregoing, including, without limitation, all Proceeds of and revenues from any and all claims for damages and injunctive relief for past, present and future infringement, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, all proceeds and damages relating thereto.

Section 2. Recordation. Each Grantor authorizes and requests that the Commissioner for Patents and any other applicable government officer record this Second Lien Patent Security Agreement.

Section 3. Execution in Counterparts. This Second Lien Patent Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 4. Grants, Rights and Remedies. This Second Lien Patent Security Agreement has been executed and delivered by the Grantors for the purpose of recording the grant of security interest herein with the U.S. Patent and Trademark Office. The security interest granted hereby has been granted to the Collateral Agent in connection with the Security Agreement and is expressly subject to the terms and conditions thereof and does not modify its terms or conditions or create any additional rights or obligations for any party thereto or hereto. The Security Agreement (and all rights and remedies of the Collateral Agent thereunder) shall remain in full force and effect in accordance with its terms. In the event of a conflict between any provisions of this Second Lien Patent Security Agreement and any provision of the Security Agreement, the Security Agreement shall govern. Notwithstanding anything herein to the contrary, the liens and security interests granted to the Collateral Agent pursuant to this Second Lien Patent Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the limitations and provisions of the General Intercreditor Agreement, dated as of May 31, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as First Lien Collateral Agent, and Wells Fargo, as Junior Lien Collateral Agent, and certain other persons party or that may become party thereto from time to time, and consented to by Universal Hospital Services, Inc. and the Grantors identified therein. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.

Section 5. Governing Law. This Second Lien Patent Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, each Grantor has caused this Second Lien Patent Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

UHS MERGER SUB, INC.

By:	/s/ Bret Bowerman
Name: Bret Bowerman
Title: Vice President

UNIVERSAL HOSPITAL SERVICES, INC.

By:	/s/ Rex T. Clevenger
Name: Rex T. Clevenger
Title: CFO & Executive Vice President

UHS HOLDCO, INC.

By:	/s/ Rex T. Clevenger
Name: Rex T. Clevenger
Title: CFO & Executive Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Lynn M. Steiner
Name: Lynn M. Steiner
Title: Vice President